STANDBY LETTER OF CREDIT AGREEMENT

In consideration of National Australia Bank Limited, New York Branch (the “Bank”) issuing its irrevocable standby letter of credit (the “Credit”) substantially in the form of Exhibit A hereto in favor of the Beneficiary identified therein (as defined in the Credit, the “Beneficiary”), XL Capital Ltd, a company incorporated under the laws of the Cayman Islands, X.L. America, Inc., a Delaware corporation, XL Insurance (Bermuda) Ltd, a Bermuda limited liability company, XL Europe Ltd, a company incorporated under the laws of Ireland, and XL Re Ltd, a Bermuda limited liability company, jointly and severally (collectively the “Applicants”), hereby agree with the Bank as follows:

1.   The Applicants unconditionally agree to pay to the Bank, on demand in immediately available funds (in United States Dollars), on each date on which a disbursement is made by the Bank pursuant to the Credit, an amount equal to such disbursement. If payment is not made on the date of disbursement, such amount shall bear interest (based on a 360-day year and actual days elapsed) from the date of disbursement until paid in full, but excluding the date paid, at a rate per annum equal to the rate of interest from time to time announced by the Bank as its prime rate plus 2%.

2.   The Applicants agree to pay to the Bank, (a) on the date hereof, an upfront fee in the amount of US$ 50,000.00 and (b) quarterly in arrears and on the date on which the Credit expires, letter of credit fees (based on a 360-day year and actual days elapsed) in an amount equal to 0.425% per annum of the amount available to be drawn under the Credit from time to time.

3.   The obligations of the Applicants hereunder are joint and several, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with terms of this Agreement, irrespective of any of the following circumstances: (a) any lack of validity or enforceability of the Credit or any document or instrument relating thereto; (b) the existence of any claim, setoff, defense or other rights which any of the Applicants may have at any time against the Bank, the Beneficiary or any other person or entity, whether in connection with this Agreement or any unrelated transaction; (c) any document presented under the Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (d) payment by the Bank under the Credit against presentation of a draft or certificate which does not strictly comply with the terms of the Credit, provided such payment shall have been made by the Bank in good faith and without gross negligence and payment is made against presentation of a draft or other document that at least substantially complies with the terms of the letter of credit; (e) any agreement by the Bank and the Beneficiary extending or shortening the Bank’s time after presentation to examine documents or to honor or give notice of discrepancies; or (f) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, provided that the same shall not constitute gross negligence or bad faith on the part of the Bank. Without limiting any other provision of this Agreement, the Bank: (i) may rely upon any oral, telephonic, facsimile, electronic, written or other communication believed by it in good faith to have been authorized by any Applicant, the Beneficiary or anyone acting for any of them; (ii) shall not be responsible for errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document in connection with the Credit, whether transmitted by courier, mail, telecommunication or otherwise, or for errors in interpretation of technical terms or in translation; (iii) shall not be responsible for the identity or authority of any signer or the form, accuracy, genuineness or legal effect of any draft, certificate or other document presented under the Credit; and (iv) may accept as a draft any written or electronic demand or other request for payment under the Credit, even if such demand or other request is not in the form of a negotiable draft.

4.   If after the date hereof, the adoption of or any change in any law or regulation or in the interpretation thereof by, or compliance by the Bank with any guideline or request from any central bank or other authority charged with the administration thereof (whether or not having the force of law) shall impose, modify or deem applicable any (a) reserve, special deposit or similar requirement against letters of credit issued by the Bank or (b) any capital adequacy or similar requirement (including without limitation a requirement which affects the manner in which the Bank allocates capital to letters of credit), and the result thereof shall be to increase the cost to the Bank of issuing or maintaining the Credit (which increase in cost shall be calculated in accordance with the Bank’s reasonable averaging and attribution methods) or to reduce the rate of return on the Bank’s capital as a consequence of its obligations under the Credit to a level below that which the Bank could have achieved but for such circumstances, then the Applicants shall pay to the Bank within 10 days of demand such additional amount or amounts as shall compensate the Bank for such increase in cost or reduction in rate of return. A certificate of the Bank as to such additional amount or amounts shall be conclusive, absent manifest error.

5.   Any and all payments made by any Applicant hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, excluding taxes on or based on the overall net income of the Bank (all such non-excluded taxes, levies, imposts, deductions, charges and withholdings being hereinafter referred to as “Taxes”). If an Applicant shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Bank, (a) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Paragraph) the Bank receives an amount equal to the sum it would have received had no such deductions been required and (b) such Applicant shall pay the full amount deducted to the relevant taxing authority in accordance with applicable law and shall provide the Bank with the original or a certified copy of the receipt evidencing such payment.

6.   Should any of the following events (each an “Event of Default”) occur, the Applicants shall pay to the Bank, on demand, for application to drawings under the Credit the entire amount thereof which has not been drawn: (a) the Applicants fail to make payment when due of any amount payable under this Agreement and such failure continues unremedied for at least 3 days, (b) any representation made in any financial statement or in any certificate or other writing delivered to the Bank by or on behalf of any Applicant in connection with this Agreement or the Credit is in any material respect false or misleading when made, (c) an event of default under, and as defined in, the 364-Day Credit Agreement dated as of June 25, 2003 among the Applicants, as account parties and guarantors, various lenders parties thereto and JPMorgan Chase Bank, as administrative agent (the “Credit Agreement”) occurs and is continuing; or (d) the Applicants or any of them fail to observe or perform any covenant, condition or agreement in the Credit Agreement or in any amendment thereof, supplement thereto or replacement therefor and, in the case of covenants, conditions and agreements other than negative covenants, such failure continues unremedied for at least 20 days after notice thereof from the Bank. Any amount so paid which has not been drawn at the expiration of the Credit shall be repaid to the Applicants, without interest, upon the payment in full of all other amounts owing hereunder.

7.   Promptly after the occurrence of an Event of Default or an event which with the giving of notice or the passage of time, or both, would constitute an Event of Default, the Applicants shall notify the Bank of such event, together with a statement setting forth the actions being taken by the Applicants to remedy the same.

8.   The Applicants agree to reimburse all reasonable attorney’s fees paid or incurred by the Bank in the enforcement of its rights and remedies hereunder.

9.   The Applicants agree at all times to protect, indemnify and save harmless the Bank from and against any and all losses, claims, demands, liabilities, damages, costs, charges, counsel fees and other expenses which the Bank may at any time incur by reason of the issuance and performance of the Credit except to the extent resulting from the Bank’s gross negligence or willful misconduct.

10.   Each Applicant hereby consents to the non-exclusive jurisdiction of any court of record in the City of New York or of the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement or the Credit, and service of process by the Bank in any such suit, action, proceeding or judgment may be made by mailing a copy thereof to such Applicant at its address set forth in Paragraph 14 below. The Applicant also waives any claim that New York County or the Southern District of New York is an inconvenient forum.

11.   THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH NEW YORK LAW.

12.   No failure on the part of the Bank to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Bank of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power. Each and every right, remedy and power hereby granted to the Bank or allowed it by law or other agreement shall be cumulative and not exclusive the one of any other and may be exercised by the Bank from time to time.

13.   The Bank shall provide the Applicants with not less than 60 days prior written notice of its intent not to renew the term of the Credit.

14.   All demands for payment, notices or other communications hereunder shall be given in writing (including communications by facsimile transmission) and shall be addressed:

   If to the Bank, at 200 Park Avenue, New York, New York 10166, attention: Letter of Credit Department, Fax No. (212) 983-1969; and

   If to the Applicants, c/o XL Capital Ltd, at XL House, One Bermudiana Road, Hamilton, HM 11 Bermuda, attention: Mr. Roddy Gray, Fax No. (441) 296-6399;

or to such other address as such party may designate by notice to the other parties.

15.   This Agreement shall be binding upon the Applicants and their successors, assigns, and legal representatives, and shall inure to the benefit of, and be enforceable by, the Bank, its successors and assigns. Neither the Bank nor the Applicants may assign any of its rights or obligations under this Agreement without the prior written consent of the other. Such consent not to be unreasonably withheld.

16.   EACH APPLICANT AND THE BANK IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL IN ANY ACTION OR PROCEEDING BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE CREDIT OR ANY DEALINGS WITH ONE ANOTHER RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.

IN WITNESS WHEREOF, the Bank and the Applicants have entered into this Agreement as of the 25th day of July, 2003.

NATIONAL AUSTRALIA BANK LIMITED (ABN 12 004 044 937), New York Branch
By:	/s/ Dennis Cogan

Name: Dennis Cogan
Title: Senior Vice President

XL CAPITAL LTD
By:	/s/ Roddy Gray

Name: Roddy Gray
Title: Vice President & Deputy Treasurer

X.L. AMERICA, INC.
By:	/s/ Charles F. Barr

Name: Charles F. Barr
Title: Vice President

XL INSURANCE (BERMUDA) LTD
By:	/s/ Christopher A. Coelho

Name: Christopher A. Coelho
Title: Senior Vice President & Chief Financial and Operating Officer

XL EUROPE LTD
By:	/s/ Fiona Muldoon

Name: Fiona Muldoon
Title: Chief Financial Officer & Company Secretary

XL RE LTD
By:	/s/ James O’Shaughnessy

Name: James O’Shaughnessy
Title: Senior Vice President & Chief Financial Officer